                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration No. 333-55650


                 PRICING SUPPLEMENT NO. K0102 DATED MAY 8, 2003
        (TO PROSPECTUS DATED FEBRUARY 23, 2001 AND PROSPECTUS SUPPLEMENT
                              DATED MARCH 1, 2001)
                   RULE 424(b)(2)               FILE NO. 333-55650

                           $7,350,000 PRINCIPAL AMOUNT
                     CITIGROUP GLOBAL MARKETS HOLDINGS INC.
                           MEDIUM-TERM NOTES, SERIES K

                           CPI-Linked Notes, Due 2011

- Interest on the Notes will be payable on May 9 of each year, beginning May 9, 2004.

     - The interest rate for the interest payment due on May 9, 2004 will be 4.00% per annum.

     - The interest rate for each subsequent interest payment will be reset annually and will be a percentage equal to:

                  2.00 + 100 ((CPI (February(n))/CPI (February(n-1)) - 1))

     provided that the interest rate will not be less than zero.

          - CPI (February(n)) is the consumer price index for the February preceding the interest payment date, and

          - CPI (February(n-1)) is the consumer price index for the February preceding the prior interest payment date.

     - The interest rate for a subsequent interest payment will be less than 2.00% if the consumer price index decreases in the period between the February preceding the prior interest payment date and the February preceding the interest payment date and could be zero.

- The Notes will mature on May 9, 2011. At maturity you will receive $10,000 in cash for each $10,000 principal amount of Notes you then hold.

- The Notes will be issued in minimum denominations of $10,000 and integral multiples of $10,000.

-    We will not apply to list the Notes on any exchange.

INVESTING IN THE NOTES INVOLVES A NUMBER OF RISKS. SEE "RISK FACTORS RELATING TO THE NOTES" BEGINNING ON PAGE PS-5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this prospectus, prospectus supplement and pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                                                                                PER NOTE             TOTAL
                                                                               ----------        -------------
Price to Public(1)                                                             $10,000.00        $7,350,000.00
Agent's Discount                                                               $    41.50        $   30,502.50
Proceeds to Citigroup Global Markets Holdings Inc. (before expenses)(1)        $ 9,958.50        $7,319,497.50

(1) Plus accrued interest, if any, from May 9, 2003 to the date of delivery.

The Notes are being offered through Citigroup Global Markets Inc., as principal. Citigroup Global Markets Limited is acting as placement agent for the Notes outside the United States.

                                    CITIGROUP

                           SUMMARY INFORMATION -- Q&A

         This summary includes questions and answers that highlight selected information from the accompanying prospectus and prospectus supplement and this pricing supplement to help you understand the CPI-linked notes. You should carefully read the entire prospectus, prospectus supplement and pricing supplement to fully understand the terms of the notes, as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should, in particular, carefully review the section entitled "Risk Factors Relating to the Notes", which highlights a number of risks, to determine whether an investment in the notes is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus.

WHAT ARE THE NOTES?

         The notes are a series of unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. The notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Global Markets Holdings. The notes mature on May 9, 2011.

         You may transfer the notes only in units of $10,000 and integral multiples of $10,000. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the notes in the form of a global certificate, which will be held by the Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the notes through the accounts that each of these systems maintains as a participant in DTC. You should refer to the section "Description of the Notes -- Book-Entry System" in the prospectus supplement and the section "Book-Entry Procedures and Settlement" in the prospectus.

WILL I RECEIVE INTEREST ON THE NOTES?

         We will pay interest in cash annually on each May 9 commencing on May 9, 2004. The interest rate for the interest payment due on May 9, 2004 will be 4.00%. The interest rate will be reset for each subsequent interest payment and will be calculated according to the following formula:

                  2.00 + 100 ((CPI (February(n))/CPI (February(n-1)) - 1))

where:

          - CPI (February(n)) is the non-seasonally adjusted U.S. City Average All Items Consumer Price Index, which we refer to as the consumer price index, published by the Bureau of Labor Statistics of the U.S. Department of Labor for the February preceding the interest payment date, and

          - CPI (February(n-1)) is the consumer price index for the February preceding the prior interest payment date.

         The interest rate for a subsequent interest payment will be less than 2.00% if the consumer price index decreases in the period between the February preceding the prior interest payment date and the February preceding the interest payment date, but the interest rate for any subsequent interest payment cannot be less than zero. If the interest rate for any subsequent interest payment is zero, we will not pay any interest on the notes on the corresponding interest payment date.

WHAT WILL I RECEIVE AT MATURITY OF THE NOTES?

       At maturity, you will receive $10,000 for each $10,000 principal amount of notes you then hold.

WHAT ARE THE HISTORICAL LEVELS OF THE CONSUMER PRICE INDEX?

         We have provided a table showing the consumer price index for each month since January 1998. You can find this table in the section "Historical Data on the Consumer Price Index" in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the consumer price index in recent years. However, past levels of the consumer price index are not necessarily indicative of future levels in the consumer price index.

WHAT IS THE ROLE OF CITIGROUP GLOBAL MARKETS HOLDINGS' SUBSIDIARY, CITIGROUP GLOBAL MARKETS INC.?

         Our subsidiary, Citigroup Global Markets Inc., is the manager for the offering and sale of the notes. After the initial offering, Citigroup Global Markets Inc. and/or other of our broker-dealer affiliates intend to buy and sell notes to create a secondary market for holders of the notes, and may engage in other activities described in the section "Plan of Distribution" in the accompanying prospectus supplement. However, neither Citigroup Global Markets Inc. nor any of these affiliates will be obligated to engage in any market-making activities, or continue them once it has started.

CAN YOU TELL ME MORE ABOUT CITIGROUP GLOBAL MARKETS HOLDINGS?

         Citigroup Global Markets Holdings is a holding company that provides investment banking, securities and commodities trading, brokerage, asset management and other financial services through its subsidiaries. On April 7, 2003, Citigroup Global Markets Holdings filed a Restated Certificate of Incorporation in the State of New York changing its name from Salomon Smith Barney Holdings Inc. to Citigroup Global Markets Holdings Inc. Citigroup Global Markets Holdings is a subsidiary of Citigroup Inc., a diversified financial services holding company.

         Citigroup Global Markets Holdings' ratios of earnings to fixed charges (Citigroup Global Markets Holdings has no outstanding preferred stock) since 1998 are as follows:

                                                          YEAR ENDED DECEMBER 31,
                                               -------------------------------------------
                                               2002     2001     2000     1999       1998
                                               ----     ----     ----     ----       ----
Ratio of earnings to fixed charges.......      1.44x    1.34x    1.32x    1.46x      1.11x

DOES ERISA IMPOSE ANY LIMITATIONS ON PURCHASES OF THE NOTES?

         An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 (ERISA) or a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended, including individual retirement accounts, individual retirement annuities or Keogh plans, or any entity the assets of which are deemed to be "plan assets" under ERISA regulations, will be permitted to purchase, hold and dispose of the notes only on the condition that such plan or entity makes the deemed representation that its purchase, holding and disposition of the notes will not constitute a prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code. Government plans subject to any substantially similar law will also be subject to this condition.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

         Yes, the notes are subject to a number of risks. Please refer to the section "Risk Factors Relating to the Notes" in this pricing supplement.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, filed by us with the Securities and Exchange Commission, or SEC, pursuant to Section 13 of the Securities Exchange Act of 1934 (File No 1-4346), are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 2002 and (ii) Current Reports on Form 8-K filed on January 22, 2003, April 7, 2003, April 14, 2003, April 28, 2003 and April 30, 2003.

         You should refer to "Prospectus Summary -- Where You Can Find More Information" in the accompanying prospectus. These documents may also be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov.

                       RISK FACTORS RELATING TO THE NOTES

         An investment in the notes entails significant risks not associated with similar investments in a conventional debt security, including, among other things, fluctuations in the level of the consumer price index, and other events that are difficult to predict and beyond our control.

BEGINNING WITH THE INTEREST PAYMENT IN 2005, THE INTEREST RATE APPLICABLE TO ANY INTEREST PAYMENT COULD BE LESS THAN 2.00% AND COULD BE ZERO.

         Beginning with the interest payment in 2005, the interest rate will be linked to changes in the level of the consumer price index during the period between the February preceding the prior interest payment date and the February preceding the interest payment date. If the consumer price index does not increase during any such year (i.e., if there is no inflation), the interest rate for the corresponding interest payment will be 2.00%. In addition, if the consumer price index decreases during any such year (i.e., if there is deflation), the interest rate for the corresponding interest payment will be less than 2.00% and could be zero.

THE YIELD ON THE NOTES MAY BE LOWER THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY

         The amounts we will pay you on interest payment dates and at maturity may be less than the return you could have earned on other investments. Because the level of the consumer price index as of each February during the term of the notes may be less than, equal to or only somewhat greater than its value as of the previous February and because interest payments in 2005 through 2011 are determined by the level of the consumer price index, the effective yield to maturity on the notes may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Global Markets Holdings of comparable maturity. In addition, any such return may not fully compensate you for any opportunity cost to you when other factors relating to the time value of money are taken into account.

THE HISTORICAL LEVELS OF THE CONSUMER PRICE INDEX ARE NOT AN INDICATION OF THE FUTURE LEVELS OF THE CONSUMER PRICE INDEX

         The historical levels of the consumer price index are not an indication of the future levels of the consumer price index during the term of the notes. Changes in the level of the consumer price index will affect the trading price of the notes, but it is impossible to predict whether the level of the consumer price index will rise or fall. Changes in the level of the consumer price index are a function of the changes in specified consumer prices over time, which result from the interaction of many factors over which we have no control. In addition, changes in the way the consumer price index is calculated could reduce the level of the consumer price index and lower the interest payments with respect to the notes. See "The Consumer Price Index" in this pricing supplement.

YOU MAY NOT BE ABLE TO SELL YOUR NOTES IF AN ACTIVE TRADING MARKET FOR THE NOTES DOES NOT DEVELOP

         The notes have not been and will not be listed on any exchange. There is currently no secondary market for the notes. Citigroup Global Markets Inc. currently intends, but is not obligated, to make a market in the notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few buyers should you choose to sell your notes prior to maturity.

CITIGROUP GLOBAL MARKETS LIMITED, AN AFFILIATE OF CITIGROUP GLOBAL MARKETS HOLDINGS, IS THE CALCULATION AGENT, WHICH COULD RESULT IN A CONFLICT OF INTEREST

         Because Citigroup Global Markets Limited, which is acting as the calculation agent for the notes, is an affiliate of ours, potential conflicts of interest may exist between the calculation agent and you, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you.

                            DESCRIPTION OF THE NOTES

GENERAL

         The description in this pricing supplement of the particular terms of the CPI-Linked Notes, Due 2011 supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the registered notes set forth in the accompanying prospectus and prospectus supplement.

INTEREST

         We will pay interest in cash annually on each May 9 commencing on May 9, 2004. The interest rate for the interest payment due on May 9, 2004 will be 4.00% per annum. The interest rate will be reset annually for each subsequent interest payment and will be calculated according to the following formula:

                  2.00 + 100 ((CPI (February(n))/CPI (February(n-1)) - 1))

where:

          - CPI (February(n)) is the consumer price index for the February preceding the interest payment date, and

          - CPI (February(n-1)) is the consumer price index for the February preceding the prior interest payment date.

         The interest rate for a subsequent interest payment will be less than 2.00% if the consumer price index decreases in the period between the February preceding the prior interest payment date and the February preceding the interest payment date, but the interest rate for any subsequent interest payment cannot be less than zero. If the interest rate for any subsequent interest payment is zero, we will not pay any interest on the notes on the corresponding interest payment date.

         Beginning in 2005, the interest rate for subsequent interest payments will be published in a leading daily newspaper in the City of New York, which is expected to be The Wall Street Journal, five Business Days before each relevant interest payment date. Notwithstanding the foregoing, so long as the notes are represented by global securities and are held on behalf of the depositary, any such notice may, at our option in lieu of publication, be given by delivery to the depositary. "Business Day" means any day that is not a Saturday, a Sunday or a day on which the stock exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

         The interest payment date with respect to the notes is May 9 of each year, commencing May 9, 2004. The record date with respect to any interest payment date will be the date (whether or not a Business Day) immediately preceding the interest payment date.

         In calculating the interest rate for any interest payment date subsequent to May 9, 2004, the calculation agent will use the most recently available level of the consumer price index for the preceding February, even if that level has been adjusted from a previously reported level. If a level of the consumer price index that has been used by the calculation agent to determine the interest rate is revised by the Bureau of Labor Statistics, the calculation agent will continue to use the previously reported level and the interest rate determined will not be revised.

         If the consumer price index is rebased to a different year, the calculation agent will continue to use the consumer price index based on the base reference period in effect on the date the notes were issued for such purposes, as long as that consumer price index continues to be published. For more information about rebasing of the consumer price index, see "The Consumer Price Index" in this pricing supplement.

         If the consumer price index for February 2004 or February of any subsequent year is not reported by five Business Days before the relevant interest payment date, the calculation agent will determine the interest rate for the next interest payment based on the last available twelve-month change in the consumer price index.

         If, while the notes are outstanding, the consumer price index is:

          -    discontinued;

          - in the judgment of the U.S. Secretary of the Treasury, fundamentally altered in a manner materially adverse to the interests of an investor in the U.S. Treasury's inflation-indexed securities; or

          - in the judgment of the U.S. Secretary of the Treasury, altered by legislation or executive order in a manner materially adverse to the interests of an investor in the U.S. Treasury's inflation-indexed securities;

the Treasury has stated that it will, after consulting with the Bureau of Labor Statistics or any successor agency, substitute an appropriate alternative index for the consumer price index. The Treasury will then notify the public of the alternative index and how it will be applied to the Treasury's inflation-indexed securities, and the calculation agent will apply this alternative index in the same manner for all purposes with regard to the notes and all references in this pricing supplement to the consumer price index will be deemed to be references to this alternative index.

PAYMENT AT MATURITY

         At maturity, you will receive $10,000 for each $10,000 principal amount of notes you then hold.

EVENTS OF DEFAULT

         In case an Event of Default (as defined in the accompanying prospectus) with respect to any note shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the notes will be determined by the calculation agent and will equal, for each note, the maturity payment plus accrued interest. For these purposes, the consumer price index used in the numerator of the fraction used to calculate the interest rate (as described above under "Description of the Notes--Interest)" will be the most recent consumer price index published by the Bureau of Labor Statistics and the consumer price index used in the denominator of the fraction used to calculate the interest rate will be the consumer price index for the previous February.

PAYING AGENT, TRUSTEE AND CUSIP

         Citibank, N.A. will serve as paying agent and registrar for the notes and will also hold the global security representing the notes as custodian for DTC. Bank One Trust Company, N.A., as successor trustee under an indenture dated as of December 1, 1988, as amended from time to time, will serve as trustee for the notes.

         The CUSIP number for the notes is 17307EAL7 and the ISIN code is US17307EAL74.

CALCULATION AGENT

         The calculation agent for the notes will be Citigroup Global Markets Limited. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings and the holders of the notes. Because the calculation agent is an affiliate of Citigroup Global Markets Holdings, potential conflicts of interest may exist between the calculation agent and the holders of the notes, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to holders of the notes. Citigroup Global Markets Limited is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

                            THE CONSUMER PRICE INDEX

         The consumer price index is the non-seasonally adjusted U.S. City Average All Items Consumer Price Index published monthly by the Bureau of Labor Statistics of the U.S. Department of Labor. The Bureau of Labor Statistics makes available almost all consumer price index data and press releases immediately at the time of release. This material may be accessed electronically by means of the Bureau of Labor Statistics' home page on the Internet at http://www.bls.gov.

         According the publicly-available information provided by the Bureau of Labor Statistics, the consumer price index is a measure of the average change in consumer prices over time in a fixed market basket of goods and services, including food, clothing, shelter, fuels, transportation, drugs and charges for the services of doctors and dentists. User fees (such as water and sewer service) and sales and excise taxes paid by the consumer are also included. Income taxes and investment items such as stocks, bonds and life insurance are not included. The consumer price index includes expenditures by urban wage earners and clerical workers, professional, managerial and technical workers, the self-employed, short-term workers, the unemployed, retirees and others not in the labor force. In calculating the consumer price index, price changes for the various items are averaged together with weights that represent their significance in the spending of urban households in the United States. The contents of the market basket of goods and services and the weights assigned to the various items are updated periodically to take into account changes in consumer expenditure patterns. The consumer price index is expressed in relative terms based on a reference period for which the level is set at 100 (currently the base reference period used by the Bureau of Labor Statistics is 1982-1984). For example, because the CPI for the 1982-1984 reference period is 100, an increase of 16.5 percent from that period would be shown as 116.5.

         The Bureau of Labor Statistics has made numerous technical and methodological changes to the consumer price index over the last 25 years, and it is likely to continue to do so. Examples of recent methodological changes include:

          - the use of regression models to adjust for the quality improvements in various goods (televisions, personal computers, etc.);

          - the introduction of geometric averages to account for consumer substitution within consumer price index categories; and

          - changing the housing/shelter formula to improve rental equivalence estimation.

         These changes and any future changes could reduce the level of the consumer price index and therefore lower the interest payable on the notes.

         The Bureau of Labor Statistics occasionally rebases the consumer price index. The current standard reference base period is 1982-1984 = 100. The consumer price index was last rebased in January 1988. Prior to the release of the consumer price index for January 1988, the standard reference base was 1967 = 100. If the Bureau of Labor Statistics rebases the consumer price index during the time the notes are outstanding, the calculation agent will continue to calculate inflation using the existing base year in effect for the consumer price index at the time of issuance of the notes as long as the old consumer price index is still published. The conversion to a new reference base does not affect the measurement of the percent changes in a given index series from one time period to another, except for rounding differences. Thus, rebasing might affect the published "headline" number often quoted in the financial press; however, the inflation calculation for the notes should not be adversely affected by any such rebasing because the old-based consumer price index can be calculated by using the percent changes of the new rebased consumer price index to calculate the levels of the old consumer price index (because the two series should have the same percent changes).

         The notes represent obligations of Citigroup Global Markets Holdings only. The U.S. government is not involved in any way in this offering and has no obligation relating to the notes or to the holders of the notes.

                   HISTORICAL DATA ON THE CONSUMER PRICE INDEX

       The table below sets forth the consumer price index as published by the Bureau of Labor Statistics for the months listed. Historical fluctuations in the consumer price index are not necessarily indicative of future fluctuations, which may be greater or less than those that have occurred historically. Beginning in 2005, the interest payable on the notes on any interest payment date will be reduced in the event that the consumer price index for the preceding February is less than the consumer price index was for the February preceding the prior interest payment date.

                        LEVEL OF THE CONSUMER PRICE INDEX
                (AS PUBLISHED BY THE BUREAU OF LABOR STATISTICS)

               JANUARY  FEBRUARY  MARCH    APRIL    MAY     JUNE    JULY   AUGUST   SEPTEMBER  OCTOBER   NOVEMBER   DECEMBER
               -------  --------  -----    -----    ---     ----    ----   ------   ---------  -------   --------   --------
1998.......     161.6    161.9    162.2    162.5   162.8   163.0   163.2   163.4      163.6     164.0     164.0      163.9

1999.......     164.3    164.5    165.0    166.2   166.2   166.2   166.7   167.1      167.9     168.2     168.3      168.3

2000.......     168.8    169.8    171.2    171.3   171.5   172.4   172.8   172.8      173.7     174.0     174.1      174.0

2001.......     175.1    175.8    176.2    176.9   177.7   178.0   177.5   177.5      178.3     177.7     177.4      176.7

2002.......     177.1    177.8    178.8    179.8   179.8   179.9   180.1   180.7      181.0     181.3     181.3      180.9

2003.......     181.7    183.1    184.2

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         The following is a summary of certain United States federal income tax considerations that may be relevant to a holder of a note who purchases the note at original issuance, who holds the note as a capital asset, and who is a United States holder, as defined under the section entitled "United States Federal Income Tax Considerations" in the accompanying prospectus supplement. This summary supplements, and should be read in conjunction with, the section entitled "United States Federal Income Tax Considerations" in the accompanying prospectus supplement.

         The notes may be treated for United States federal income tax purposes as debt instruments that are subject to Treasury regulations governing variable rate debt instruments ("VRDIs"). Under the VRDI rules, payments of interest on a note would be taxable to a United States holder as ordinary interest income at the time that such payments are accrued or received, in accordance with the United States holder's method of tax accounting. In the case of a United States holder that uses the accrual method of tax accounting, the amount of interest accrued during an accrual period would be determined by assuming that the variable rate is a fixed rate equal to a fixed rate that reflects the yield that is reasonably expected for the notes, and the interest allocable to such accrual period would be adjusted to reflect the interest actually paid during such period. Upon the sale, exchange, retirement or other taxable disposition of a note, a United States holder generally would recognize gain or loss as described under "United States Federal Income Tax Considerations" in the accompanying prospectus supplement.

         Alternatively, the notes may be treated for United States federal income tax purposes as subject to Treasury regulations governing contingent payment debt instruments ("CPDIs"). Under the CPDI rules, a United States holder would be required, among other matters, to include in income each year an accrual of interest at a "comparable yield" (determined at the time of issuance of the notes) for a comparable non-contingent note issued by Citigroup Global Markets Holdings. To the extent the comparable yield were to exceed the interest actually paid on a note in any taxable year, a United States holder would recognize ordinary interest income for that taxable year in excess of the cash actually paid on the note during that taxable year and such excess would increase the United States holder's tax basis in the note. In addition, any gain realized by a United States holder on the sale or other taxable disposition of a note (including as a result of payments made at maturity) generally would be characterized as ordinary income, rather than as capital gain.

         A United States holder may submit a written request to the address set forth under "Where You Can Find More Information" in the accompanying prospectus to obtain the "reasonably expected" rate that would be applicable if the notes are treated as VRDIs, and the comparable yield and projected payment schedule that would be applicable if the notes are treated as CPDIs. Investors should consult their own tax advisors in determining the tax consequences to them of holding the notes, including the application to their particular situation of the United States federal income tax considerations discussed above and in the accompanying prospectus supplement.

                                  ERISA MATTERS

         The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain fiduciary requirements with respect to "employee benefit plans" (as defined in Section 3(3) of ERISA) that are subject to the fiduciary responsibility provisions of ERISA ("Plans") and on persons who are fiduciaries with respect to such Plans. Other provisions of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), prohibit certain transactions involving the assets of a Plan or of a plan described in
Section 4975(e)(1) of the Code (including individual retirement accounts, individual retirement annuities and Keogh plans) that are subject to Section 4975 of the Code (also, "Plans") and persons who have certain specified relationships to the Plan ("parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of Section 4975 of the Code). Governmental plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to local, state or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Code.

         Citigroup Global Markets Holdings, directly or through its affiliates, may be considered a party in interest or a disqualified person with respect to Plans. The purchase and holding of the notes by a Plan (or any other entity whose assets include plan assets that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code) and with respect to which Citigroup Global Markets Holdings or any of its affiliates is a service provider (or otherwise is a party in interest or a disqualified person) may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the notes are acquired and held pursuant to and in accordance with an applicable exemption. Certain exemptions from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code may be applicable, depending in part on the type of Plan fiduciary making the decision to acquire the notes and the circumstances under which such decision is made. Included among these exemptions are Prohibited Transaction Class Exemption ("PTCE") 84-14 (for certain transactions engaged in by an independent qualified professional asset manager), PTCE 91-38 (for certain transactions involving hank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 95-60 (for certain transactions involving insurance company general accounts) and PTCE 96-23 (for certain transactions engaged in by an in-house asset manager).

         By its purchase of the notes, each holder will be deemed to have represented and warranted on each day from and including the date of its purchase of the notes through and including the date of disposition of such notes either (i) that it is not a Plan, a government plan or an entity the assets of which are deemed to be "plan assets" under ERISA regulations, or (ii) that the acquisition, holding and disposition of the notes by such holder does not and will not constitute a prohibited transaction under ERISA or Section 4975 of the Code (or, in the case of a governmental plan, any substantially similar law) unless an exemption is available with respect to such transactions and the conditions of such exemption have been satisfied. Any plans or other entities whose assets include plan assets subject to ERISA, Section 4975 of the Code or substantially similar federal, state or local law should consult their advisors and/or counsel.

The accompanying prospectus supplement and prospectus relate to Citigroup Global Markets Holdings Inc., which changed its name from Salomon Smith Barney Holdings Inc. on April 7, 2003.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PRICING SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                                TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                         PRICING SUPPLEMENT

SUMMARY INFORMATION -- Q&A ................................   PS-2
INCORPORATION OF CERTAIN
   DOCUMENTS BY REFERENCE .................................   PS-3
RISK FACTORS RELATING TO THE NOTES ........................   PS-5
DESCRIPTION OF THE NOTES...................................   PS-6
THE CONSUMER PRICE INDEX...................................   PS-8
HISTORICAL DATA ON THE CONSUMER PRICE INDEX................   PS-9
CERTAIN UNITED STATES FEDERAL INCOME TAX
   CONSIDERATIONS..........................................  PS-10
ERISA MATTERS..............................................  PS-11

                        PROSPECTUS SUPPLEMENT

RISK FACTORS...............................................    S-3
IMPORTANT CURRENCY INFORMATION.............................    S-6
DESCRIPTION OF THE NOTES...................................    S-7
UNITES STATES FEDERAL INCOME TAX CONSIDERATIONS............   S-31
PLAN OF DISTRIBUTION.......................................   S-38
LEGAL MATTERS..............................................   S-39

                             PROSPECTUS

PROSPECTUS SUMMARY.........................................      2
FORWARD-LOOKING STATEMENTS.................................      6
SALOMON SMITH BARNEY HOLDINGS INC..........................      7
USE OF PROCEEDS AND HOLDING................................      8
RATIO OF EARNINGS TO FIXED CHARGES.........................      9
EUROPEAN MONETARY UNION....................................     10
DESCRIPTION OF DEBT SECURITIES.............................     11
DESCRIPTION OF INDEX WARRANTS .............................     18
BOOK-ENTRY PROCEDURES AND SETTLEMENT.......................     21
LIMITATIONS ON ISSUANCES IN BEARER FORM ...................     22
PLAN OF DISTRIBUTION.......................................     23
ERISA MATTERS..............................................     25
LEGAL MATTERS..............................................     25
EXPERTS....................................................     25

                                CITIGROUP GLOBAL
                              MARKETS HOLDINGS INC.
                                MEDIUM-TERM NOTES

                                   $7,350,000
                                CPI-LINKED NOTES

                                 DUE MAY 9, 2011
                       ($10,000 Principal Amount per Note)

                                  -------------

                               PRICING SUPPLEMENT
                                   MAY 8, 2003
                     (INCLUDING PROSPECTUS SUPPLEMENT DATED
                       MARCH 1, 2001 AND PROSPECTUS DATED
                               FEBRUARY 23, 2001)

                                  -------------

                                    CITIGROUP